Exhibit 10.36

CONSULTING AND NON-COMPETITION AGREEMENT

THIS CONSULTING AND NON-COMPETITION AGREEMENT (the “Agreement”), dated as of May 25, 2005, by and between Citizens South Bank, a federally-chartered stock savings bank (the “Bank)”, and David C. McGuirt, an individual residing at 2542 Roundtable Road, Monroe, North Carolina 28110 (the “Consultant”).

RECITALS

WHEREAS, immediately prior to the Merger (as defined below), Consultant was the Chief Executive Officer of Trinity Bank;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 25, 2005 (the “Merger Agreement”), by and among (a) Citizens South Banking Corporation, a federally-chartered stock holding company (b) the Bank, a wholly owned subsidiary of Citizens South Banking Corporation; and (c) Trinity Bank, a North Carolina chartered bank, the following merger (“Merger’) shall occur: (i) Trinity Bank will merge with and into the Bank, with the Bank as the surviving entity;

WHEREAS, the Bank wishes to engage Consultant as a consultant to Citizens South, and Consultant is willing to be engaged as a consultant to the Bank, upon the terms, covenants and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the foregoing recitals and the mutual covenants and promises set forth herein, do hereby agree as follows:

Article 1 – DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Merger Agreement.

(a) “Aggregate Fee” means the sum of all fees payable to Consultant during the Contract Term.

(b) “Beginning Date” means the first day of the month immediately following the month in which the second anniversary of the effective date of the Merger occurs.

(c) “Consulting Services” has the meaning set forth in Section 2.1(b).

(d) “Competing Business” shall mean any person, corporation, partnership, institution, association or other entity which provides, performs or engages in lending, depository or other business activities substantially similar to those provided, performed and engaged in (i) by the Bank and/or Citizens South Banking Corporation, or (ii) by Trinity Bank prior to the Merger.

(e) “Confidential Information” shall mean information disclosed to Consultant or known by Consultant as a consequence of, or through, his engagement with the

Bank (including information conceived, originated, discovered, or developed in whole or in part by Consultant) of unique value to Citizens South and not generally known in the relevant trade or industry, including, without limitation, information concerning the investment strategies, sales, sales volume, sales methods, sales proposals, marketing and selling strategies, pricing techniques, customers and Prospective Customers, identity of key personnel in the employ of customers and Prospective Customers, computer programs, system documentation, special hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, intellectual property or other confidential or proprietary information belonging to or relating to the affairs of Citizens South or a customer or Potential Customer of Citizens South. “Confidential Information” shall not include (i) information in the public domain other than by virtue of a breach of this Agreement by Consultant, (ii) information rightfully received by Consultant from a third party without limitation on disclosure or (iii) information generally made available by Citizens South, or a customer of Citizens South, to third parties without restriction on disclosure.

(f) “Contract Term” has the meaning set forth in Section 2.2 hereof.

(g) “Fee” has the meaning set forth in Section 2.3 hereof.

(h) “Citizens South” means, collectively, the Bank, Citizens South Banking Corporation and any direct or indirect Subsidiary of such entities.

(i) “Prospective Customer” means a person, entity, institution, organization with which Consultant, the Bank, has actively pursued, via proposals, meetings or other written or face-to-face contact, the opportunity to perform services.

(j) “Restricted Territory” means all areas within (i) fifteen (15) miles of any existing branch of the Bank or (ii) twenty-five (25) miles of any office for which the Bank, has filed an application for regulatory approval to establish an office prior to termination of Consultant’s engagement under Section 3.1 hereof.

(k) “Termination Date” means the date that is two (2) years from the Beginning Date.

Article 2 – SERVICES, COVENANTS AND COMPENSATION

2.1 Covenant Not to Compete; Services and Duties.

(a) Covenant Not to Compete. Consultant agrees that during the Contract Term, Consultant shall not, directly or indirectly, usurp any corporate opportunity of Citizens South or engage in any business which would detract from Consultant’s ability to apply his best efforts to the performance of his duties hereunder.

(b) Consulting Services. Subject to and upon the terms and conditions contained in this Agreement, (i) the Bank hereby agrees to engage Consultant as an independent contractor and (ii) Consultant agrees to be engaged by the Bank for the Contract Term, and to render the Consulting Services to the Bank. The Consulting Services shall consist of assisting the Bank as requested in connection with any personnel and business integration issues which may arise in connection with the Merger, and any other matters related to the conduct of the Bank’s businesses in Trinity Bank’s market area as the Bank may reasonably request. Without limiting the generality of the foregoing, the Consulting Services will include assisting the Bank in the evaluation of business opportunities available to it in the market area formerly served by Trinity Bank and elsewhere, assisting the Bank in establishing and fostering a positive relationship between the Bank and the communities served by Trinity Bank prior to the Merger, and introducing the Bank’s representatives to persons in the community served by Trinity Bank prior to the Merger. Consultant shall use his best energies and abilities in the performance of the Consulting Services.

2.2 Contract Term. Consultant’s engagement pursuant to this Agreement, and Consultant’s obligation to comply with the provisions of Article 4 hereof, shall commence as of the Beginning Date and shall terminate at 5:30 p.m., North Carolina time, on the Termination Date (the “Contract Term”).

2.3 Consideration.

(a) Consideration for Consulting Services and Covenant Not to Compete. In consideration for the Consulting Services and for Consultant’s agreement to comply with the provisions of Article 4 hereof, Consultant be paid no less than $141,000.00 (the “Fee”) per year for each full year during the Contract Term if Consultant Services are performed for the entirety of the year.

(b) Expenses. The Bank shall reimburse Consultant for all reasonable business expenses incurred by Consultant in connection with the performance of his duties in accordance with the Bank’s expense reimbursement policies for senior executive officers that shall be communicated to Consultant in writing within thirty (30) days of entering into this Agreement.

2.4 Payment of Fee. Consultant shall be paid the Fee in equal monthly installments of $11,750.00, at the beginning of the month, for each month during which Consultant renders Consulting Services. All payments provided in this Agreement shall be timely paid in cash or by check from the general funds of the Bank.

Article 3 – TERMINATION

3.1 The Bank Termination. The Bank may terminate Consultant’s engagement as a consultant hereunder at any time and for any reason (or for no reason) by delivering to him a written notice of such termination. Such written notice shall terminate Consultant’s engagement effective as of the date set forth in the notice and all obligations of the parties hereto under this Agreement shall thereupon terminate, except (i) the obligations of Consultant under Article 4 hereof and (ii) the obligation of the Bank to pay Consultant the Aggregate Fee. Following the Bank’s termination of Consultant’s engagement hereunder, neither the Bank nor Consultant will make any written or oral statement, representation or affirmation to the effect that Consultant is a representative of, or provides services to, the Bank.

3.2 Continuation of Consultant’s Obligations Under Article 4. Consultant’s obligations under Article 4 shall continue notwithstanding termination of Consultant’s engagement hereunder (regardless of the reason for or the cause of such termination) pursuant to this Article 3.

Article 4 – COVENANTS AND AGREEMENTS OF CONSULTANT

4.1 Non-Disclosure of Confidential Information.

(a) Consultant recognizes and acknowledges that: (i) from time to time during the course of Consultant’s engagement by the Bank it will be necessary for Consultant to acquire information which could include, in whole or in part, Confidential Information; (ii) the Confidential Information is the property of Citizens South (and in some cases is the property of a customer of the Bank Affiliate to which it relates); (iii) the misappropriation or unauthorized use or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to Citizens South; and (iv) it is essential to the protection of the goodwill and to the maintenance of the competitive position of Citizens South that the Confidential Information be kept secret and that, except as required in Consultant’s duties to the Bank, Consultant not disclose the Confidential Information to others or use the Confidential Information to Consultant’s own advantage or the advantage of others.

(b) Consultant agrees to hold and safeguard the Confidential Information in trust for Citizens South, and its respective successors and assigns, and agrees that he shall not, without the prior written consent of the Bank, use to the Consultant’s own advantage or the advantage of others, misappropriate or disclose or make available to anyone for use outside of Citizens South at any time during his engagement with the Bank hereunder or at any time thereafter, any of the Confidential Information, whether or not developed by Consultant, except as required in the performance of Consultant’s duties to the Bank.

4.2 Return of Materials. Upon termination of Consultant’s engagement with the Bank for any reason whatsoever, including termination or expiration of this Agreement, Consultant shall promptly deliver to the Bank all correspondence, drawings, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the customers and Prospective Customers of Citizens South, customer lists and lists of Prospective Customers and all other paper and/or electronic documents, records or files, and all copies thereof, relating to the operations, products, processes, business or customers of Citizens South and, without limiting the foregoing, will promptly deliver to the Bank any and all documents, electronic records or materials containing or constituting Confidential Information.

4.3 Restrictions on Competition. Consultant covenants and agrees that during the Contract Term and for a period of one (1) year thereafter, Consultant shall not, in the Restricted Territory, engage, directly or indirectly, in any capacity whatsoever (whether as proprietor, partner, investor, shareholder, director, officer, employer, employee, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise), in any Competing Business; provided that the foregoing shall not prohibit Consultant from owning up to 5% of the outstanding capital stock of a public or non-public company that is a Competing Business (but without otherwise participating in the activities of such company).

4.4 Restriction on Solicitations of Customers and Consultants. Consultant covenants and agrees that during the Contract Term and for a period of one (1) year thereafter, Consultant shall not, directly or indirectly, (i) in any capacity whatsoever (whether as proprietor, partner, investor, shareholder, director, officer, employer, employee, consultant, independent contractor, co-venturer, financier, agent, representatives or otherwise), solicit business from or perform services for any customer or Prospective Customer of Citizens South; or (ii) encourage, solicit, counsel or induce any employee to leave the employ of Citizens South, assist any person, company or entity in any such conduct, or solicit for employment, employ, attempt to employ, or engage the services of any employee of Citizens South, or assist any person, company or entity to engage in any such conduct.

Article 5 – REPRESENTATIONS AND WARRANTIES OF CONSULTANT

5.1 No Prior Agreements. Consultant represents and warrants to Citizens South that from the Beginning Date, he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article 4 hereof. Consultant has been advised by Citizens South that at no time should Consultant divulge to or use for the benefit of Citizens South any trade secret or confidential or proprietary information of any previous employer, except for such trade secret or confidential or proprietary information that has become the property of Citizens South in connection with the merger transactions contemplated by the Merger Agreement.

5.2 Consultant’s Abilities. Consultant represents and warrants to Citizens South that his experience and capabilities are such that the provisions of Article 4 of this Agreement, and any enforcement of Article 4 by way of an injunction or similar equitable remedy, will not prevent him from earning a livelihood.

5.3 Opportunity for Review by Counsel. Consultant represents and warrants to the Bank and Citizens South Banking Corporation that he has been provided with the opportunity to have this Agreement reviewed by Consultant’s competent counsel.

5.4 Reasonableness of Restrictions. Consultant agrees that: (i) the provisions of Article 4 of this Agreement are necessary and reasonable to protect Citizens South’s Confidential Information, business interests and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Article 4 are reasonable and necessary to protect Citizens South’s business interests and goodwill; (iii) the consideration provided for Consultant under this Agreement in exchange for Consultant’s agreement to abide by the provisions of Article 4 is fair and adequate; and (iv) in the event of any breach of any of the covenants set forth in Article 4, would suffer serious and irreparable harm and would not have an adequate remedy at law for such breach.

Article 6 – MISCELLANEOUS

6.1 Authorization to Modify Restrictions; Remedies.

(a) It is the intention of the parties that the provisions hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

(b) In the event of a breach by Consultant of the terms of this Agreement, the Bank shall be entitled, if it shall so select, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Consultant and to enjoin Consultant from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Consultant acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Bank shall be entitled to injunctive relief against him in the event of any breach.

(c) Notwithstanding anything in this Agreement to the contrary, the Bank’s obligations to make any payments during the Contract Term pursuant to Section 2 shall terminate if, before the date any such payment becomes due and payable, Consultant violates any of his obligations under Article 4. If a dispute exists, payments shall be held in escrow during the resolution of the dispute.

6.2 Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a writing signed by each of them.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

6.4 Arbitration. Except for an action by Citizens South for temporary, preliminary or permanent injunctive relief, or for a similar equitable remedy, to restrain breach of this Agreement by Consultant, any dispute arising hereunder, including, but not limited to, matters of validity, interpretation, and application, shall be determined exclusively by and through final and binding arbitration in North Carolina, each party hereto expressly and conclusively waiving its right to proceed to a judicial determination with respect to the merits of such arbitrable matters. Such arbitration shall be conducted in accordance with any applicable rules of the American Arbitration Association then in effect before a panel of three arbitrators, one of whom shall be selected by Citizens South, the second of whom shall be selected by Consultant and the third of whom shall be selected by the other two arbitrators. If for any reason arbitration under the rules of the American Arbitration Association cannot be initiated, the necessary arbitrator or arbitrators shall be selected by a court of competent jurisdiction. It is expressly understood and agreed by the parties that a party may compel arbitration pursuant to this Section 6.4 through an action for specific performance and that any award entered by the arbitrators may be enforced, without further evidence or proceedings, in any court of competent jurisdiction.

6.5 Agreement Binding; Assignment. The obligations of both parties under this Agreement shall be binding on their respective heirs, executors, legal representative, successors and assigns and shall inure to the benefit of any heirs, executors, legal representatives, successors and assigns of the parties hereto; provided, that the rights and duties of Citizens South and Consultant under this Agreement shall not be assigned without the prior written consent of the other party except that Citizens South may, without the consent of Consultant, assign its rights and duties under this Agreement to any Citizens South Affiliate.

6.6 Counterparts; Section Headings; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof. All signatures of signatories to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such signatory whose signature it reproduces, and will be binding upon such signatory.

6.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first class postage paid, return receipt requested, or any other delivery service with proof of delivery:

if to the Bank, to:

519 South New Hope Road

P.O. Box 2249

Gastonia, North Carolina 28054-4040

Attention: Kim S. Price

with a copy to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W.

Suite 400

Washington, D.C. 20015

Telecopy: (202) 362-2902

Attention: John J. Gorman

if to Consultant, at the address set forth in the preamble or to such other address or to such other person as either party hereto shall have last designated by written notice to the other party.

CONSULTANT ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS OF THIS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized officers the day and year first above written.

Witness:	Consultant:

/s/ Lynn H. Boyles	/s/ David C. McGuirt
David C. McGuirt

CITIZENS SOUTH BANK

	By:	/s/ Kim S. Price
		Name:	Kim S. Price
		Title:	President / CEO